Exhibit 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

AKSO HEALTH GROUP

As of March 31, 2022

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time	Percentage of direct or indirect

Hexindai Hong Kong Limited	Hong Kong		100%

HX Asia Investment Limited	British Virgin Islands		100%

HX China Investment Limited	British Virgin Islands		100%

WE HEALTH LIMTED	United States		100%

Hexin Investment Private Limited	Singapore		100%

Beijing Hexin Yongheng Technology Development Co., Ltd.	People’s Republic of China		100%

Tianjin Haohongyuan Technology Co., Ltd.	People’s Republic of China		100%

Akso Remote Medical Consultation Center Inc	United States		100%

Akso Online MediTech Co., LTD	United States		100%

We Healthy Limited	Hong Kong		51%

AKSO FIRST HEALTH TREATMENT CENTER INC.	United States		100%

Qingdao Akso Health Management Co., Ltd.	People’s Republic of China		100%

Beijing Hexin Jiuding Technology Co., Ltd.	People’s Republic of China		VIE of Beijing Hexin Yongheng Technology Development Co., Ltd.

Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (formerly known as “Wusu Hexin Internet Small Loan Co., Ltd.”)	People’s Republic of China		VIE of Beijing Hexin Yongheng Technology Development Co., Ltd.

Hexin Digital Technology Co., Ltd.	People’s Republic of China		VIE of Beijing Hexin Yongheng Technology Development Co., Ltd.